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                                                                  EXHIBIT 99.01

[KELLOGG'S LOGO]                                                   NEWS RELEASE

                                                 FOR RELEASE: September 4, 1996
                                                 CONTACT:     Richard E. Lovell
                                                              (616) 961-3799
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              KELLOGG COMPANY MAKES EARNINGS PER SHARE PROJECTION

        BATTLE CREEK, MICH. -- Kellogg Company announced today that it expects earnings per share for the quarter ending September 30, 1996, will be about 20 percent below the $1.05 per share earned in the third quarter of 1995. Kellogg anticipates that earnings per share will return to growth in the fourth quarter, but that full-year EPS will be less than the $3.48 earned in 1995. Results and projections exclude the impact of non-recurring events.

        "For more than two years, Kellogg Company has been committed to the reduction of inefficient promotion spending in the U.S. ready-to-eat cereal category and, in 1996, we have substantially reduced cereal prices and further reduced promotion spending," said Arnold G. Langbo, chairman of the board and chief executive officer. "We continue to believe this is the best long-term strategy to deliver more value for consumers, promote category growth, and achieve superior returns for Kellogg stockholders.

        "It is clear, however, that our third quarter performance is being influenced negatively by competitive promotion activity in the U.S. cereal category. We will continue to direct our efforts away from deep price promotion; however, we are unwilling to see our leadership position compromised," Langbo advised. "Our fourth quarter results will be influenced significantly by competitive conditions in the category at that time."

        The foregoing projections of market conditions, profitability, and earnings per share are forward-looking statements which involve risks and uncertainties. Actual results may differ materially due to the impact of the company's pricing and marketing strategies on sales; actual trade and consumer participation in promotional programs; competitive response; actual worldwide volumes and product mix; and raw material price and labor cost fluctuations.


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      Corporate Affairs Division - Kellogg Company - One Kellogg Square -
                  P.O. Box 3599 - Battle Creek, MI 49016-3599